Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Friday, November 22, 2013	Rich Sheffer (952) 887-3753

DONALDSON COMPANY INCREASES QUARTERLY CASH DIVIDEND 8 PERCENT

MINNEAPOLIS, November 22, 2013-- Donaldson Company, Inc. (NYSE: DCI), announced today that its Board of Directors declared a regular cash dividend of 14 cents per share, payable December 20th to Shareholders of record as of December 9th, an increase of 8 percent from the prior payout of $0.13 per share.

This is the Company’s third dividend increase in 2013 for a total increase of 56 percent this year.

The current declaration is the 233rd consecutive quarterly cash dividend paid by Donaldson over the past 58 years.

About Donaldson Company, Inc.

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our approximately 12,400 employees contribute to the Company’s success by supporting our Customers at our more than 140 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

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